Exhibit 5.1

KELLY HART & HALLMAN LLP

ATTORNEYS AT LAW

201 MAIN STREET, SUITE 2500

FORT WORTH, TEXAS 76102

Telephone: (817) 332-2500 Telecopy: (817) 878-9280	301 Congress Avenue, Suite 2000 Austin, Texas 78701 Telephone: (512) 495-6400 Telecopy: (512) 495-6401

June 6, 2012

Hastings Entertainment, Inc.

3601 Plains Boulevard

Amarillo, Texas 79102

Re:   Hastings Entertainment, Inc.

      2012 Stock Option Plan for Outside Directors

      Registration Statement on Form S-8

Ladies and Gentlemen:

This firm has acted as counsel to Hastings Entertainment, Inc., a Texas corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The opinion set forth below is given pursuant to Item 601(b)(5) of Regulation S-K for inclusion as Exhibit 5.1 to the Registration Statement, pertaining to 50,000 shares of common stock of the Company issuable in connection with the Company’s 2012 Stock Option Plan for Outside Directors (the “Plan”).

In rendering this opinion, we have examined copies of the Registration Statement and the Plan and have made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and if not originals are true and correct copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; and (iv) all persons who signed such documents on behalf of a corporation were duly authorized to do so. We have assumed that there are no amendments, modifications or supplements to such documents other than those amendments, modifications and supplements that are known to us.

Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company was incorporated, exists and is in good standing under the laws of the State of Texas.

2.	The Plan has been duly authorized by the Company, and the shares to be acquired by the participants under the Plan, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion is further limited and qualified in all respects as follows:

A. The opinion is specifically limited to matters of the existing laws of the United States of America and the Texas Business Organizations Code. We express no opinion as to the applicability of the laws of any other particular jurisdiction to the transactions described in this opinion.

B. This opinion is limited to the specific opinions stated herein, and no other opinion is implied or may be inferred beyond the specific opinions expressly stated herein.

C. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

We hereby consent to the use of this opinion in the above-referenced Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

KELLY HART & HALLMAN LLP